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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
AmeriVest Properties Inc.:

We consent to the use of our report dated October 22, 2003, with respect to the statement of revenue and certain expenses of the Financial Plaza office building in Mesa, Arizona for the year ended December 31, 2002 included in the AmeriVest Properties Inc. Form 8-K/A dated November 7, 2003 and incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona
January 23, 2004

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Independent Auditors' Consent